Exhibit 99.1
FOR IMMEDIATE RELEASE	CONTACT: ELISE HUBBARD
July 13, 2017	CHIEF FINANCIAL OFFICER
(301) 430-2560

OLD LINE BANCSHARES, INC. REPORTS $4.0 MILLION IN NET INCOME AVAILABLE TO COMMON STOCKHOLDERS WITH SECOND QUARTER 2017 NET INCOME UP 27% OVER 2016

BOWIE, MD – Old Line Bancshares, Inc. (“Old Line Bancshares” or the “Company”) (NASDAQ: OLBK), the parent company of Old Line Bank, reports net income available to common stockholders increased $838 thousand, or 26.78%, to $4.0 million for the three months ended June 30, 2017, compared to $3.1 million for the three month period ended June 30, 2016. Earnings were $0.36 per basic and diluted common share for the three months ended June 30, 2017, compared to $0.29 per basic and $0.28 per diluted common share for the three months ended June 30, 2016. The increase in net income for the second quarter of 2017 as compared to the same 2016 period is primarily the result of a $1.3 million increase in net interest income and a decrease of $623 thousand in non-interest expenses, partially offset by a decrease of $568 thousand in non-interest income.

Net income available to common stockholders was $7.9 million for the six months ended June 30, 2017, compared to $5.3 million for the same period last year, an increase of $2.6 million, or 50.38%. Earnings were $0.73 per basic and $0.71 per diluted common share for the six months ended June 30, 2017 compared to $0.49 per basic and $0.48 per diluted common share for the same period last year. The increase in net income is primarily the result of an increase of $2.8 million, or 11.04%, in net interest income and a $1.7 million decrease in non-interest expenses, partially offset by a decrease of $697 thousand, or 15.33%, in non-interest income.

Net interest income increased during each of the three and six months ended June 30, 2017 compared to the same periods last year primarily as a result of the increase in interest income and fees on loans as a result of the increase in net loans held for investment, partially offset by an increase in interest expense. Non-interest expense decreased for the three month period primarily due to the lack of severance and merger and integration expenses during the 2017 period. Non-interest expense decreased for the six month period primarily due to the lack of severance and merger and integration expenses and a reduction in salaries and benefits associated with the staff reduction and branch closures implemented in the second and third quarters of 2016. Non-interest income decreased for each of the three and six month periods compared to 2016 primarily as a result of a decrease in gain on sales and calls of investment securities, offsetting an increase in income on marketable loans.

Net loans held for investment at June 30, 2017 increased $85.4 million, or 6.27%, compared to December 31, 2016 and $204.6 million, or 16.47%, compared to June 30, 2016. Total assets increased $85.3 million to $1.8 billion at June 30, 2017 from $1.7 billion at December 31, 2016. Net loans held for investment at June 30, 2017 increased $29.5 million, or 2.08%, compared to March 31, 2017. Total assets increased $28.5 million remaining at $1.8 billion at June 30, 2017 compared to March 31, 2017.

              James W. Cornelsen, President and Chief Executive Officer of Old Line Bancshares, stated: “We are pleased to report strong earnings for the second quarter and six months ending June 30, 2017. We are extremely proud of our continued efforts to maintain our percentage of non-performing assets to total assets, which was 0.27% at June 30, 2017. We are also excited about the potential opportunities created by the pending combination of Old Line Bancshares and DCB Bancshares, Inc. (“DCB”), the parent company of Damascus Community Bank. We have received all the required regulatory and stockholder approvals for our merger with DCB and we expect to complete the merger during the third quarter of 2017. The combination will add talent to our team as well as expand our market further into Montgomery, Frederick and Carroll Counties. Additionally, we are delighted to announce our expansion in Prince George’s County with the June opening of our new branch in Riverdale, Maryland.”

HIGHLIGHTS:

●
Net loans held for investment increased $29.5 million, or 2.08%, and $85.4 million, or 6.27%, respectively, during the three and six month periods ended June 30, 2017, remaining at $1.4 billion at June 30, 2017 and December 31, 2016. The increase is a result of organic growth within our market area.

●
Average gross loans increased $225.6 million, or 18.58%, and $217.8 million, or 18.25%, respectively, during the three and six month periods ending June 30, 2017, to $1.4 billion during the three and six months ended June 30, 2017, from $1.2 billion during the three and six months ended June 30, 2016. The increases during the three and six month periods this year as compared to the same periods last year are due to organic growth.

●
Nonperforming assets decreased to 0.27% of total assets at June 30, 2017 from 0.59% at December 31, 2016.

●
Total assets increased $85.3 million, or 4.99%, since December 31, 2016.

●
Net income available to common stockholders increased 26.78% to $4.0 million, or $0.36 per basic and diluted share, for the three month period ending June 30, 2017, from $3.1 million, or $0.29 per basic and $0.28 per diluted share, for the second quarter of 2016. Net income available to common stockholders increased $2.7 million or 50.38% to $7.9 million, or $0.73 per basic and $0.71 per diluted share, for the six month period ending June 30, 2017, from $5.3 million, or $0.49 per basic and $0.48 per diluted share, for the six months ending June 30, 2016.

●
The net interest margin during the three months ended June 30, 2017 was 3.60% compared to 3.85% for the same period in 2016. Total yield on interest earning assets decreased to 4.28% for the three months ending June 30, 2017, compared to 4.32% for the same period last year. Interest expense as a percentage of total interest-bearing liabilities was 0.90% for the three months ended June 30, 2017 compared to 0.61% for the same period of 2016.

●
The net interest margin during the six months ended June 30, 2017 was 3.66% compared to 3.85% for the same period in 2016. Total yield on interest earning assets increased to 4.32% for the six months ending June 30, 2017, compared to 4.31% for the same period last year. Interest expense as a percentage of total interest-bearing liabilities was 0.86% for the six months ended June 30, 2017 compared to 0.60% for the same period of 2016.

●
The second quarter Return on Average Assets (“ROAA”) and Return on Average Equity (“ROAE”) were 0.89% and 9.37%, respectively, compared to ROAA and ROAE of 0.81% and 8.63%, respectively, for the second quarter of 2016.

●
ROAA and ROAE were 0.91% and 9.50%, respectively, for the six months ended June 30, 2017, compared to ROAA and ROAE of 0.69% and 7.41%, respectively, for the six months ending June 30, 2016.

●
Total deposits grew by $53.5 million, or 4.04%, since December 31, 2016.

●
We ended the second quarter of 2017 with a book value of $14.70 per common share and a tangible book value of $13.52 per common share compared to $13.81 and $12.59, respectively, at December 31, 2016.

●
We maintained appropriate levels of liquidity and by all regulatory measures remained “well capitalized.”

●
On June 26, 2017, we opened our new Riverdale Branch, located in Riverdale Park, Maryland. This location expands our presence in Prince George’s County.

Total assets at June 30, 2017 increased $85.3 million from December 31, 2016, primarily due to increases of $85.4 million in loans held for investment and $3.0 million in cash and cash equivalents, partially offset by a decrease of $1.8 million in loans held for sale. Deposits increased $53.5 million during the six months ended June 30, 2017, of which $35.1 million is attributable to an increase in our non-interest bearing deposits and the remaining $18.4 million is attributable to an increase in our interest bearing deposits.

            Average interest earning assets increased $246.0 million for the three month period ending June 30, 2017 compared to the same period of 2016. The average yield on such assets was 4.28% for the three months ending June 30, 2017 compared to 4.32% for the comparable 2016 period. The decrease in the yield on interest earning assets is the result of lower yields on loans held for investment. Average interest-bearing liabilities increased $169.2 million for the three month period ending June 30, 2017 compared to the same period of 2016. The average rate paid on such liabilities increased to 0.90% for the three month period ending June 30, 2017 compared to 0.61% for the same period in 2016, primarily due to higher rates paid on our borrowings, which includes the interest paid on the subordinated notes we issued in August 2016.

            Average interest earning assets increased $235.8 million for the six month period ending June 30, 2017 compared to the same period of 2016. The average yield on such assets was 4.32% for the six months ending June 30, 2017 compared to 4.31% for the comparable 2016 period. The increase in the yield on interest earning assets is the result of a higher yield on our investment portfolio. Average interest-bearing liabilities increased $176.2 million for the six month period ending June 30, 2017 compared to the same period of 2016. The average rate paid on such liabilities increased to 0.86% for the six month period ending June 30, 2017 compared to 0.60% for the same period in 2016, primarily due to higher rates paid on our borrowings, which includes the interest paid on the subordinated notes we issued in August 2016.

            The net interest margin for the three months ended June 30, 2017 decreased to 3.60% from 3.85% for the three months ending June 30, 2016. The net interest margin for the six months ended June 30, 2017 decreased to 3.66% from 3.85% for the six months ending June 30, 2016. The net interest margin during the 2017 periods was affected by the increase in interest expense, primarily due to the interest due on the subordinated notes, for which there was no comparable expense during the 2016 periods. The net interest margin during 2017 was also affected by the amount of accretion on acquired loans. Accretion increased due to a higher amount of early payoffs on acquired loans with credit marks during the three and six months ending June 30, 2017 compared to the same periods of 2016. The fair value accretion/amortization is recorded on pay-downs recognized during the periods, which contributed to seven and basis points, respectively, for the three and six months ended June 30, 2017 as compared to four basis points, respectively, for the same periods of 2016.

            Net interest income increased $1.3 million, or 9.84%, and $2.8 million, or 11.04%, for the three and six month periods ending June 30, 2017 compared to the same periods of 2016, primarily due to increases in the interest recognized on loans as a result of organic loan growth, partially offset by increases in interest expense. Interest expense increased during both periods due to increases in the both the amount of and interest rate paid on our borrowings, including the subordinated notes discussed above, and to a lesser extent on our deposits.

            The provision for loan losses decreased $21 thousand for the three month period ending June 30, 2017 compared to the same period last year due to an improvement in our non-performing assets. For the six months ending June 30, 2017, reserves on loans decreased $359 thousand primarily due to one large commercial borrower, consisting of 23 commercial loans totaling $3.0 million of which $1.0 million was charged-off against the allowance for loan losses and $2.0 million was reclassified as trouble debt restructurings during the first quarter of 2017. Amounts charged off in relation to these loans during the six month period were in line with specific reserves at December 31, 2016. These trouble debt restructurings are classified as impaired and all our impaired loans have been adequately reserved for at June 30, 2017.

            Non-interest income decreased $568 thousand, or 22.16%, for the three month period ending June 30, 2017 compared to the same period of 2016, primarily as a result of a decrease of $804 thousand in gain on sales and calls of investment securities, partially offset by increases of $140 thousand in income on marketable loans and $95 thousand in gain on sale of loans compared to the same period of 2016. The decrease in gains on sales and calls of investment securities is the result of our re-positioning our investment portfolio during the 2016 period, pursuant to which we sold approximately $74 million of our lowest yielding, longer duration investments, compared to $15.5 million in sales and calls for the three months ending June 30, 2017. The increase in income on marketable loans is a result of an increase in the number of residential mortgage loans sold in the secondary market compared to the same period of 2016. The increase in gain on sale of loans (other than residential mortgage loans held for sale) is due to the sale of one SBA loan during the 2017 period, whereas we did not sell any portfolio loans during the 2016 period.

            Non-interest income decreased $697 thousand, or 15.33%, for the six month period ending June 30, 2017 compared to the same period of 2016. The decrease is primarily a result of decreases of $865 thousand in gain on sales of investment securities and $410 thousand in other fees and commissions, partially offset by increases of $393 thousand in income on marketable loans, $90 thousand in gain on disposal of assets and $95 thousand in gain on sales of loans compared to the same period of 2016. The decrease in gains on sales of investment securities is the result of our re-positioning our investment portfolio discussed above. The decrease in other fees and commissions is primarily related to a one-time incentive fee received for our debit card program received in the first quarter of last year. The increase in income on marketable loans is a result of an increase in the number of residential mortgage loans sold in the secondary market compared to the same period of 2016. The increase in gain on disposal of assets is due to the sale of our previously-owned location, the Accokeek branch, which we closed in the third quarter of 2016. The increase in gain on sales of loans is the result of the sale of one SBA loan as discussed above.

            Non-interest expense decreased $623 thousand, or 5.91%, for the three month period ending June 30, 2017 compared to the same period of 2016, primarily as a result of decreases in severance and merger and integration expenses. There were no severance expenses during the 2017 period compared to $393 thousand of severance expenses during the three months ended June 30, 2016 associated with strategic staff reductions. Further, there were no merger and integration expenses during the 2017 period whereas we incurred $302 thousand of merger and integration expenses during the second quarter of 2016 in connection with the Regal Bancorp acquisition that was consummated in December 2015.

            Non-interest expense decreased $1.7 million, or 8.10%, for the six month period ending June 30, 2017 compared to the same period of 2016, primarily as a result of decreases in salaries and benefits, merger and integration, severance expense and other real estate owned (“OREO”) expenses. The decrease in salaries and benefits is associated with the staff reduction and branch closures implemented in the second and third quarters of 2016. There were no merger and integration or severance expenses during the 2017 period whereas we incurred $661 thousand of merger and integration expenses and $393 thousand of severance expenses during the first six months of 2016 in connection with the staff reductions and Regal Bancorp acquisition discussed above. OREO expenses decreased for the 2017 period as a result of a reduction on our expenses associated with properties in our OREO portfolio.

             Old Line Bancshares is the parent company of Old Line Bank, a Maryland chartered commercial bank headquartered in Bowie, Maryland, approximately 10 miles east of Andrews Air Force Base and 20 miles east of Washington, D.C. Old Line Bank has 23 branches located in its primary market area of suburban Maryland (Washington, D.C. suburbs, Southern Maryland and Baltimore suburbs) counties of Anne Arundel, Baltimore, Calvert, Carroll, Charles, Montgomery, Prince George's and St. Mary's.  It also targets customers throughout the greater Washington, D.C. and Baltimore metropolitan areas.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

The statements in this press release that are not historical facts, in particular, statements regarding the timing of, opportunities to be created by and the impact on Old Line Bancshares of the pending merger with DCB, constitute “forward-looking statements” as defined by Federal securities laws. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “anticipates,” “plans” or similar terminology. Actual results could differ materially from those currently anticipated due to a number of factors, including, but not limited to:, DCB’s businesses may not be integrated into ours successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized, or realized within the expected timeframe; revenues following the merger may be lower than expected; customer and employee relationships and business operations of DCB may be disrupted by the merger; deterioration in economic conditions in our target markets or nationally or a return to recessionary conditions; the actions of our competitors and our ability to successfully compete, in particular in new market areas; changes in regulatory requirements and/or restrictive banking legislation that may adversely affect our ability to collect on outstanding loans or otherwise negatively impact our business; and other risks discussed in our annual report on Form 10-K for the year ended December 31, 2016. Forward-looking statements speak only as of the date they are made. Old Line Bancshares undertakes no obligation to update forward-looking statements to reflect factual assumptions, circumstances or events that have changed after a forward-looking statement was made. For further information regarding risks and uncertainties that could affect forward-looking statements Old Line Bancshares, Inc. may make, please refer to the filings made by Old Line Bancshares with the U.S. Securities and Exchange Commission available at www.sec.gov.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Balance Sheets

	June 30, 2017	March 31, 2017	December 31, 2016 (1)	September 30, 2016	June 30, 2016
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)
Cash and due from banks	$25,025,269	$27,168,603	$22,062,912	$28,696,913	$32,123,006
Interest bearing accounts	1,136,343	1,144,100	1,151,917	1,159,687	1,167,418
Federal funds sold	302,970	237,294	248,342	301,262	352,572
Total cash and cash equivalents	26,464,582	28,549,997	23,463,171	30,157,862	33,642,996
Investment securities available for sale	198,372,453	199,741,104	199,505,204	201,830,885	190,297,596
Loans held for sale	6,615,208	3,504,268	8,418,435	7,578,285	6,111,808
Loans held for invesment, less allowance for loan losses of $5,911,842
and $6,195,469 for June 30, 2017 and December 31, 2016	1,446,573,249	1,417,086,149	1,361,175,206	1,292,431,559	1,242,017,598
Equity securities at cost	9,972,744	9,335,247	8,303,347	6,603,346	7,304,646
Premises and equipment	36,999,988	36,898,159	35,700,659	36,153,064	36,567,012
Accrued interest receivable	4,144,803	4,044,270	4,278,229	3,686,161	3,704,287
Deferred income taxes	7,323,124	8,897,842	9,578,350	13,600,152	12,666,462
Current income taxes receivable	-	-	-	-	-
Bank owned life insurance	38,025,982	37,791,491	37,557,566	37,321,217	37,081,638
Other real estate owned	2,895,893	2,895,893	2,746,000	1,934,720	2,443,543
Goodwill	9,786,357	9,786,357	9,786,357	9,786,357	9,786,357
Core deposit intangible	3,141,162	3,322,519	3,520,421	3,721,858	3,923,987
Other assets	4,001,391	3,933,804	4,986,685	5,299,676	4,482,981
Total assets	$1,794,316,936	$1,765,787,100	$1,709,019,630	$1,650,105,142	$1,590,030,911

Deposits
Non-interest bearing	$366,468,569	$352,742,300	$331,331,263	$328,967,215	$313,439,435
Interest bearing	1,012,960,448	1,016,136,456	994,549,269	972,325,625	949,451,184
Total deposits	1,379,429,017	1,368,878,756	1,325,880,532	1,301,292,840	1,262,890,619
Short term borrowings	203,781,308	191,395,616	183,433,892	141,775,684	153,751,725
Long term borrowings	37,974,308	37,908,290	37,842,567	37,776,841	9,559,018
Accrued interest payable	1,340,591	782,212	1,269,356	712,080	448,406
Supplemental executive retirement plan	5,753,527	5,683,663	5,613,799	5,547,176	5,479,842
Income taxes payable	1,357,159	2,061,127	18,706	6,677,102	5,418,623
Other liabilities	3,633,602	3,960,898	4,293,993	4,466,051	3,275,804
Total liabilities	1,633,269,512	1,610,670,562	1,558,352,845	1,498,247,774	1,440,824,037

Stockholders' equity
Common stock	109,561	109,438	109,109	108,591	108,164
Additional paid-in capital	107,333,216	106,956,124	106,692,958	106,000,537	105,555,548
Retained earnings	55,032,717	51,940,050	48,842,026	45,166,362	42,275,517
Accumulated other comprehensive income (loss)	(1,428,070)	(3,889,074)	(4,977,308)	581,878	1,009,402
Total Old Line Bancshares, Inc. stockholders' equity	161,047,424	155,116,538	150,666,785	151,857,368	148,948,631
Non-controlling interest	-	-	-	-	258,243
Total stockholders' equity	161,047,424	155,116,538	150,666,785	151,857,368	149,206,874
Total liabilities and stockholders' equity	$1,794,316,936	$1,765,787,100	$1,709,019,630	$1,650,105,142	$1,590,030,911
Shares of basic common stock outstanding	10,956,130	10,943,830	10,910,915	10,859,074	10,816,429

(1) Financial information at December 31, 2016 has been derived from audited financial statements.

Old Line Bancshares, Inc. & Subsidiaries
Consolidated Statements of Income

	Three Months Ended June 30,	Three Months Ended March 31,	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended June 30,	Six Months Ended June 30,	Six Months Ended June 30,
	2017	2017	2016 (1)	2016	2016	2017	2016
	(Unaudited)	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$15,765,250	$15,365,654	$15,219,684	$14,191,639	$13,562,643	$31,130,904	$26,619,823
Investment securities and other	1,288,521	1,269,680	1,134,253	1,146,898	1,051,097	2,558,201	2,152,243
Total interest income	17,053,771	16,635,334	16,353,937	15,338,537	14,613,740	33,689,105	28,772,066
Interest expense
Deposits	1,706,993	1,541,058	1,507,180	1,421,842	1,309,379	3,248,051	2,579,811
Borrowed funds	1,094,133	932,887	834,298	577,709	328,613	2,027,020	604,272
Total interest expense	2,801,126	2,473,945	2,341,478	1,999,551	1,637,992	5,275,071	3,184,083
Net interest income	14,252,645	14,161,389	14,012,459	13,338,986	12,975,748	28,414,034	25,587,983
Provision for loan losses	278,916	440,491	200,000	305,931	300,000	719,407	1,078,611
Net interest income after provision for loan losses	13,973,729	13,720,898	13,812,459	13,033,055	12,675,748	27,694,627	24,509,372
Non-interest income
Service charges on deposit accounts	434,272	412,159	437,900	445,901	433,498	846,431	844,835
Gain on sales or calls of investment securities	19,581	15,677	1,682	326,021	823,214	35,258	900,212
Gain on sale of stock	-	-	-	-	-	-	-
Earnings on bank owned life insurance	282,100	281,356	282,875	284,982	282,358	563,456	564,544
Gains (losses) on disposal of assets	-	112,594	(3)	(49,957)	22,784	112,594	22,784
Gain on sale of loans	94,714	-	-	-	-	94,714	-
Income on marketable loans	726,647	630,930	570,970	782,510	587,030	1,357,577	964,168
Other fees and commissions	438,305	402,018	277,428	348,391	414,800	840,323	1,250,794
Total non-interest income	1,995,619	1,854,734	1,570,852	2,137,848	2,563,684	3,850,353	4,547,337
Non-interest expense
Salaries & employee benefits	5,050,635	4,867,531	4,319,736	4,812,949	5,079,143	9,918,166	10,455,695
Severance expense	-	-	-	49,762	393,495	-	393,495
Occupancy & Equipment	1,655,270	1,653,413	1,509,077	1,907,090	1,647,490	3,308,683	3,372,043
Pension plan termination	-	-	-	-	-	-	-
Data processing	361,546	356,648	384,000	384,382	383,689	718,194	781,481
Merger and integration	-	-	-	-	301,538	-	661,019
Core deposit amortization	181,357	197,901	201,437	202,129	200,998	379,258	427,239
(Gains) losses on sales of other real estate owned	-	(17,689)	2,278	(27,914)	(48,099)	(17,689)	(52,307)
OREO expense	27,634	27,577	23,116	77,224	63,192	55,211	218,158
Other operating	2,653,009	2,446,749	2,228,915	2,391,728	2,531,292	5,099,758	4,920,434
Total non-interest expense	9,929,451	9,532,130	8,668,559	9,797,350	10,552,738	19,461,581	21,177,257

Income before income taxes	6,039,897	6,043,502	6,714,752	5,373,553	4,686,694	12,083,399	7,879,452
Income tax expense	2,070,488	2,069,720	2,384,312	1,830,921	1,554,000	4,140,208	2,597,366
Net income	3,969,409	3,973,782	4,330,440	3,542,632	3,132,694	7,943,191	5,282,086
Less: Net income (loss) attributable to the noncontrolling interest	-	-	-	-	1,728	-	61
Net income available to common stockholders	$3,969,409	$3,973,782	$4,330,440	$3,542,632	$3,130,966	$7,943,191	$5,282,025
Earnings per basic share	$0.36	$0.36	$0.40	$0.33	$0.29	$0.73	$0.49
Earnings per diluted share	$0.36	$0.36	$0.39	$0.32	$0.28	$0.71	$0.48
Dividend per common share	$0.08	$0.08	$0.06	$0.06	$0.06	$0.06	$0.12
Average number of basic shares	10,951,464	10,926,181	10,878,153	10,848,418	10,816,429	10,938,892	10,812,314
Average number of dilutive shares	11,165,814	11,139,802	11,054,979	11,033,655	10,989,854	11,152,901	10,980,534
Return on Average Assets	0.89%	0.93%	1.03%	0.88%	0.81%	0.91%	0.69%
Return on Average Equity	9.37%	9.63%	10.93%	9.39%	8.63%	9.50%	7.41%
Operating Efficiency (2)	61.11%	59.52%	55.63%	63.30%	67.91%	60.32%	70.27%

(1) Financial information at December 31, 2016 has been derived from audited financial statements.
(2) Operating efficiency is derived by dividing non-interest expense by the total of net interest income and non-interest income.

Old Line Bancshares, Inc. & Subsidiaries
Average Balances, Interest and Yields

	6/30/2017		3/31/2017		12/31/2016		9/30/2016		6/30/2016
	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate	Average Balance	Yield/ Rate
Assets:
Int. Bearing Deposits	$1,474,693	1.19%	$1,398,540	1.01%	$1,480,748	0.52%	$1,504,448	0.47%	$1,848,237	0.47%
Investment Securities (2)	213,284,562	2.88%	215,900,619	2.86%	212,267,718	2.44%	202,986,618	2.72%	192,652,161	2.67%
Loans	1,439,841,120	4.47%	1,382,343,824	4.58%	1,330,488,055	4.62%	1,271,170,965	4.50%	1,214,193,241	4.57%
Allowance for Loan Losses	(5,780,277)		(6,132,653)		(6,420,517)		(6,145,988)		(5,844,078)
Total Loans Net of allowance	1,434,060,843	4.49%	1,376,211,171	4.61%	1,324,067,538	4.64%	1,265,024,977	4.52%	1,208,349,163	4.59%
Total interest-earning assets	1,648,820,098	4.28%	1,593,510,330	4.37%	1,537,816,004	4.36%	1,469,516,043	4.27%	1,402,849,561	4.32%
Noninterest bearing cash	29,113,718		28,795,542		27,124,238		28,168,294		43,063,212
Goodwill and Intangibles	37,054,746		35,256,270		13,438,139		13,639,968		13,841,392
Other Assets	75,941,367		78,339,425		98,599,277		94,685,204		96,131,050
Total Assets	$1,790,929,929		$1,735,901,567		$1,676,977,658		$1,606,009,509		$1,555,885,215

Liabilities and Stockholders' Equity

Interest-bearing Deposits	$1,010,826,579	0.68%	$988,719,394	0.63%	$976,900,133	0.61%	$962,097,781	0.59%	$916,951,641	0.57%
Borrowed Funds	241,256,198	1.82%	232,287,588	1.63%	195,628,913	1.70%	152,091,696	1.51%	165,943,308	0.80%
Total interest-bearing liabilities	1,252,082,777	0.90%	1,221,006,982	0.82%	1,172,529,046	0.79%	1,114,189,477	0.71%	1,082,894,949	0.61%
Noninterest bearing deposits	357,709,853		336,645,712		331,686,582		326,480,191		313,709,097
	1,609,792,630		1,557,652,694		1,504,215,628		1,440,669,668		1,396,604,046

Other Liabilities	11,261,452		10,884,384		17,590,193		15,260,196		13,171,739
Noncontrolling Interest	-		-		-		-		257,582
Stockholder's Equity	169,875,847		167,364,489		155,171,837		150,079,645		145,851,848
Total Liabilities and Stockholder's Equity	$1,790,929,929		$1,735,901,567		$1,676,977,658		$1,606,009,509		$1,555,885,215

Net interest spread		3.38%		3.54%		3.56%		3.56%		3.71%
Net interest income and Net interest margin(1)	$14,783,859	3.60%	$14,677,622	3.74%	$14,497,216	3.75%	$13,814,036	3.73%	$13,424,559	3.85%

(1)
Interest revenue is presented on a fully taxable equivalent (FTE) basis. The FTE basis adjusts for the tax favored status of these types of assets. Management believes providing this information on a FTE basis provides investors with a more accurate picture of our net interest spread and net interest income and we believe it to be the preferred industry measurement of these calculations.
 (2)
Available for sale investment securities are presented at amortized cost.

The accretion of the fair value adjustments resulted in a positive impact in the yield on loans for the three months ending June 30, 2017 and 2016. Fair value accretion for the current quarter and prior four quarters are as follows:

	6/30/2017		3/31/2017		12/31/2016		9/30/2016			6/30/2016
	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars	% Impact on Net Interest Margin	Fair Value Accretion Dollars		% Impact on Net Interest Margin
Commercial loans (1)	$(6,028)	(0.00)%	$9,727	0.00%	$(3,913)	(0.00)%	$12,442	0.00%	$(479)		(0.00)%
Mortgage loans	302,687	0.07	285,482	0.07	473,922	0.12	67,300	0.02	127,100		0.04
Consumer loans	5,038	0.00	5,277	0.00	71,118	0.02	12,947	0.00	10,963		0.00
Interest bearing deposits	29,538	0.01	35,036	0.01	45,705	0.01	52,728	0.01	68,569		0.02
Total Fair Value Accretion	$331,235	0.08%	$335,522	0.08%	$586,832	0.15%	$145,417	0.03%	$206,153	-	0.06%

(1) Negative accretion on commercial loans is due to the early payoff of loans which caused a reduction in fair value income on acquired loan portfolio.

Below is a reconciliation of the fully tax equivalent adjustments and the GAAP basis information presented in this release:

	6/30/2017		3/31/2017		12/31/2016		9/30/2016		6/30/2016
	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield	Net Interest Income	Yield
GAAP net interest income	$14,252,645	3.47%	$14,161,389	3.60%	$14,012,459	3.62%	$13,338,986	3.61%	$12,975,748	3.72%
Tax equivalent adjustment
Federal funds sold	25	0.00	11	0.00	4	0.00	4	0.00	3	0.00
Investment securities	245,539	0.06	255,220	0.07	253,166	0.07	243,510	0.06	228,532	0.07
Loans	285,650	0.07	261,002	0.07	231,587	0.06	231,536	0.06	220,276	0.06
Total tax equivalent adjustment	531,214	0.13	516,233	0.14	484,757	0.13	475,050	0.12	448,811	0.13
Tax equivalent interest yield	$14,783,859	3.60%	$14,677,622	3.74%	$14,497,216	3.75%	$13,814,036	3.73%	$13,424,559	3.85%

Old Line Bancshares, Inc. & Subsidiaries
Selected Loan Information
(Dollars in thousands)
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016

Legacy Loans(1)
Period End Loan Balance	$1,285,819	$1,241,666	$1,177,232	$1,093,436	$1,027,579
Deferred Costs	1,679	1,520	1,257	1,222	1,227
Accruing	1,279,091	1,236,642	1,167,381	1,084,851	1,021,867
Non-accrual	659	660	6,090	5,803	5,712
Accruing 30-89 days past due	6,050	4,191	3,742	2,524	2,479
Accruing 90 or more days past due	19	174	19	259	-
Allowance for loan losses	5,807	5,504	6,084	5,967	5,703
Other real estate owned	747	747	425	425	425
Net charge offs (recoveries)	(21)	1,029	-	(3)	(4)

Acquired Loans(2)
Period End Loan Balance	$164,986	$179,509	$188,881	$204,126	$219,231
Deferred Costs	-	-	-	-	-
Accruing	160,608	174,925	185,631	200,412	216,971
Non-accrual(3)	1,237	466	294	1,545	2,260
Accruing 30-89 days past due	3,138	4,118	2,072	1,284	2,203
Accruing 90 or more days past due	3	-	884	885	-
Allowance for loan losses	105	106	111	385	316
Other real estate owned	2,149	2,149	2,321	1,510	2,019
Net charge offs (recoveries)	(2)	(3)	357	(25)	(9)

Allowance for loan losses as % of held for investment loans	0.41%	0.39%	0.45%	0.49%	0.48%
Allowance for loan losses as % of legacy held for investment loans	0.45%	0.44%	0.52%	0.55%	0.55%
Allowance for loan losses as % of acquired held for investment loans	0.06%	0.06%	0.06%	0.19%	0.14%
Total non-performing loans as a % of held for investment loans	0.13%	0.10%	0.53%	0.65%	0.83%
Total non-performing assets as a % of total assets	0.27%	0.24%	0.59%	0.63%	0.71%

(1)
Legacy loans represent total loans excluding loans acquired on April 1, 2011, May 10, 2013 and December 4, 2015.
(2)
Acquired loans represent all loans acquired on April 1, 2011 from MB&T on May 10, 2013 from WSB and on December 4, 2015 for Regal. We originally recorded these loans at fair value upon acquisition.
(3)
These loans are loans that are considered non-accrual because they are not paying in conformance with the original contractual agreement.